THIRD AMENDMENT TO
THE LIMITED LIABILITY COMPANY AGREEMENT OF
IRC-IREX VENTURE II, L.L.C
THIS THIRD AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF IRC-IREX VENTURE II, L.L.C. (this “Amendment”) effective as of January 1, 2015 (the “Amendment Effective Date”), by and between INLAND EXCHANGE VENTURE, L.L.C. (f/k/a Inland Exchange Venture Corporation, a Delaware corporation), a Delaware limited liability company (“Venture Corp.”), and INLAND PRIVATE CAPITAL CORPORATION (f/k/a Inland Real Estate Exchange Corporation and referenced in the text of this amendment as “IREX”), a Delaware corporation (“IPCC”).
RECITALS
A.Venture Corp. and IPCC are members of IRC-IREX Venture II, L.L.C. (the “Company”), which is governed under the terms of that certain Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. dated as of May 7, 2009, as amended by that certain First Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. dated January 1, 2011 and that certain Second Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. dated December 31, 2012 (collectively, the “Operating Agreement”).
B.Venture Corp. and IPCC desire to amend various sections of and Exhibits to the Operating Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Incorporation of Recitals. The Recitals set forth above are incorporated herein by reference. Terms not otherwise defined in this Amendment shall have the meanings set forth in the Operating Agreement.
2.Amendments to Operating Agreement.
A.The definition of “Recommendation Period” is hereby amended by deleting the words, “December 31, 2014” and in lieu thereof inserting the words, “December 31, 2016”.
B.The dates, “December 31, 2009”, “June 30, 2010”, “January 1, 2010” and “June 30, 2011” appearing in Section 4.3 are hereby deleted and in lieu thereof, the following words are inserted, respectively, “December 31, 2015”, “June 30, 2016”, “January 1, 2016” and “June 30, 2017”.
C.A new definition is added to Article I of the Operating Agreement as follows:
“Change of Control” shall mean the occurrence of any one or more of the following:
(a)the occurrence after the date hereof of any of: (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of IRC, by contract or otherwise) of in excess of 25% of the voting securities of IRC; (ii) IRC merges into or consolidates with any other Person, or any Person merges into or consolidates with IRC, and, after giving effect to such transaction, the stockholders of IRC immediately prior to such transaction own less than 75% of the aggregate voting power of IRC or the successor entity of such transaction; (iii) IRC sells or transfers all or substantially all of its assets to another Person and the stockholders of IRC immediately prior to such transaction own less than 75% of the aggregate voting power of the acquiring entity immediately after the transaction; or (iv) a replacement at one time or within a three-year period of more than one-half of the members of the IRC’s board of directors which is not approved by a majority of those individuals who are members of IRC’s board of directors on the date hereof (or by those individuals who are serving as members of IRC’s board of directors on any date whose nomination to IRC’s board of directors was approved by a majority of the members of IRC’s board of directors who are members on the date hereof); provided, however, that any transaction or series of transactions, as applicable, that would otherwise qualify under any one or more of categories (i) through (iv) above shall not constitute a Change of Control so long as the entity in control following the transaction is one of the following: (A) any Affiliate controlled by IRC; (B) The Inland Group, Inc. (“TIGI”); or (C) any Affiliate of TIGI; or
(b)a vote by the holders of the requisite number of outstanding shares of IRC under IRC’s charter, bylaws and applicable state law of any plan or proposal for the liquidation or dissolution of IRC.”
D.Section 4.5 is deleted in its entirety and in lieu thereof the following is inserted:
“4.5 Asset Management, Property Management and Dealer Manager Agreements.
(a)Prior to the acquisition of any Target Property, IREX shall cause each Venture Sub shall enter into an Asset Management Agreement with its Venture Sub Manager using an agreement in form and substance as attached hereto as Exhibit C (each, an “Asset Management Agreement”). Each Asset Management Agreement shall provide for an annual fee ranging from 0.25 percent to 0.75 percent of the purchase price of the Target Property, as determined by the Syndication Proposal (the “Management Fee”) to be paid by the Venture Sub to the Venture Sub Manager on a monthly basis. IREX shall cause each Venture Sub Manager to remit each monthly payment of the Management Fee to the Company, and the Company shall distribute the Management Fee to each Member as follows: (i) one-third of the Management Fee shall be distributed to Venture Corp.; and (ii) two-thirds of the Management Fee shall be distributed to IREX; provided; however, in the event of a Co-Equity Advance, the Management Fee paid to Venture Corp. shall be reduced by the product of the IREX percentage interest in the Co-Equity Syndication (e.g. the percentage sum of the IREX Co-Equity Advance plus all Co-Additional Equity Advances) multiplied by the Management Fee paid to Venture Corp., and such product shall be paid to IREX. Notwithstanding anything to the contrary herein, and with respect only to any Asset Management Agreement entered into after the Amendment Effective Date (each, an “Affected Asset Management Agreement”), if IRC experiences a Change of Control, each Venture Sub Manager that is party to an Affected Asset Management Agreement shall retain the full amount of each monthly payment of the Management Fee and Venture Corp. shall no longer be entitled to any payment of any Management Fee pursuant to such Affected Asset Management Agreement; provided, however, that with respect to any Management Fee payable pursuant to an Affected Asset Management Agreement for the calendar month in which the Change of Control occurred, IREX shall cause each Venture Sub Manager to remit a portion of such Management Fee to the Company on a pro rata basis through the date of the Change of Control, and the Company shall distribute such Management Fee to each Member in accordance with this Section 4.5(a).
(b)Prior to the acquisition of any Target Property, each Venture Sub shall enter into a Property Management Agreement with ICPM using an agreement in form and substance as attached hereto as Exhibit D (each, a “Property Management Agreement”). Each Property Management Agreement shall provide for, among other things, a property management fee of 3.9 percent on multi-tenant Target Properties and 1.9 percent on single tenant Target Properties, based on collected gross income from the Target Property tenants. In addition, ICPM may charge a 15 percent administrative fee in the event that a single tenant Target Property lease requires the landlord to provide common area maintenance. Notwithstanding anything to the contrary herein, if IRC experiences a Change of Control: (i) with respect only to any Property Management Agreement entered into after the Amendment Effective Date but prior to the date of such Change of Control (each, an “Affected Property Management Agreement”), IREX shall have the right to cause any Venture Sub that is party to an Affected Property Management Agreement to terminate such Affected Property Management Agreement by providing not less than thirty (30) days’ prior written notice to ICPM; and (ii) with respect to any Target Property acquired on or after the date of such Change of Control, the requirement that each Venture Sub enter into a Property Management Agreement with ICPM shall no longer be in effect.
(c)After the acquisition of a Target Property and preparation of the proposed Private Placement Memorandum, the Venture Sub shall submit the proposed Private Placement Memorandum to Inland Securities Corporation, a Delaware corporation, for its review and comments. Upon Inland Securities Corporation’s approval of the proposed Private Placement Memorandum, the Venture Sub shall enter into a Placement Agent Agreement with Inland Securities Corporation for the applicable 1031 Program in the form and substance of Exhibit E. If the Venture Sub and Inland Securities Corporation cannot agree on the terms of a 1031 Program for the Target Property by the Venture Sub, an Abandoned Syndication of the Target Property shall result.”
E.Section 4.6 is amended by adding the following to the end of the existing Section 4.6:
Notwithstanding anything to the contrary herein with respect only to any Target Property acquired after the Amendment Effective Date, if IRC experiences a Change of Control, Venture Corp. shall have the option to request that IREX pay Venture Corp. for the aggregate amount of any outstanding Equity Advances and outstanding Additional Equity Advances relating to such Target Property(ies). IREX shall make such payment to Venture Corp. in full within thirty (30) days of written notice from Venture Corp. exercising such option.
F.A new Section 14.13 is added to the Operating Agreement, as follows:
“4.13 Monthly Reports
. On or before the fifteenth calendar day of each month during the term of this Agreement (the “Report Notification Date”), IREX or its Affiliate shall deliver, in electronic format, templates of each of the Property Management Reports (as defined herein) to a representative of Venture Corp. Venture Corp. shall complete, or shall cause ICPM to complete, each of the Property Management Reports for the preceding calendar month, and shall deliver, or cause ICPM to deliver, such completed Property Management Reports to IREX via electronic mail to isight@inlandgroup.com no later than five calendar days after the Report Notification Date; provided, however, that if the template of one or more of the Property Management Reports changes materially in any given month, Venture Corp. shall have an additional five calendar days to complete and deliver the Property Management Reports. As used herein, “Property Management Reports” means, with respect to all Target Properties managed by ICPM pursuant to Property Management Agreements: (a) a Building Ownership Report, in the form attached to this Amendment as Exhibit D; (b) a Tenant Ownership Report, in the form attached to this Amendment as Exhibit E; (c) a Renewal Report, in the form attached to this Amendment as Exhibit F; and (d) a Renewal and Expiration Report, in the form attached to this Amendment as Exhibit G.”
G.Exhibit C of the Operating Agreement is hereby deleted in its entirety and in lieu thereof Exhibit A attached to this Amendment is inserted.
H.Exhibit D of the Operating Agreement is hereby deleted in its entirety and in lieu thereof Exhibit B attached to this Amendment is inserted.
I.Exhibit E of the Operating Agreement is hereby deleted in its entirety and in lieu thereof Exhibit C attached to this Amendment is inserted.
3.In all other respects, the Operating Agreement (as amended by this Amendment) shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. as of the day and year first above written.
MEMBERS:
INLAND PRIVATE CAPITAL CORPORATION (f/k/a Inland Real Estate Exchange Corporation), a Delaware corporation

By:
Its:    President

INLAND EXCHANGE VENTURE, L.L.C., a Delaware limited liability company
By:      Inland Venture, L.L.C., a Delaware limited liability company, its sole member
By:  Inland Real Estate Corporation, a Maryland corporation, its sole member
By:
Its:

REAFFIRMATION OF JOINDER AGREEMENT

The undersigned (individually or collectively, as the context requires, “Joinder Party”) hereby acknowledges and agrees that it has read and reviewed the foregoing Third Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. (“Amendment”) effective as of January 1, 2015, by and between Inland Exchange Venture, L.L.C. (f/k/a Inland Exchange Venture Corporation, a Delaware corporation), a Delaware limited liability company (“IRC”), and Inland Private Capital Corporation (f/k/a Inland Real Estate Exchange Corporation), a Delaware corporation (“IPCC”) to which this Reaffirmation of Joinder Agreement has been attached. Capitalized terms used but not defined herein shall have the meanings set forth in the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C., dated as of May 7, 2009, by and between IRC and IPCC, as amended by that certain First Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C., dated January 1, 2011 and that certain Second Amendment to the Limited Liability Company Agreement of IRC-IREX Venture II, L.L.C. dated December 31, 2012 (collectively, the “Operating Agreement”).

For ten dollars ($10.00) and other good and valuable consideration, the undersigned hereby confirms and ratifies that the Joinder to the Operating Agreement (“Joinder Agreement”), executed by the undersigned, remains in full force and effect notwithstanding the execution and delivery of the Amendment and agrees that all of the undersigned’s obligations under the Joinder Agreement shall remain in full force and effect, as may be specifically modified and amended by the Amendment.

The undersigned further acknowledges that this Reaffirmation of Joinder Agreement is given as a material inducement to IRC and IPCC to execute the Amendment.

IN WITNESS WHEREOF, the undersigned, by its duly authorized officer, has caused this Reaffirmation of Joinder Agreement to be duly executed and delivered as of the ____ day of ____________, 2015.

JOINDER PARTY:

INLAND REAL ESTATE CORPORATION,
a Maryland corporation

By:
Name:    Mark Zalatoris

Title:	President / CEO

ASSET MANAGEMENT AGREEMENT
THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”), dated as of _______ __, 20__, is entered into by and between __________ DST, a Delaware statutory trust (the “Trust”), and __________ Exchange, L.L.C., a Delaware limited liability company (the “Manager”).
WITNESSETH
A.The Trust owns the property legally described on Exhibit A attached hereto and made a part hereof (the “Premises”).
B.    The Trust desires to avail itself of the experience, sources of information, advice, assistance and facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, as provided herein.
C.    The Manager is willing to undertake to render these services, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Term and Termination.
(a)    The term of this Agreement shall begin on _______ __, 20__ and end on _______ __, 20__ (the “Termination Date”). Unless terminated as provided in Section 1(b) below, the term shall thereafter automatically renew for successive one-year periods.
(b)    This Agreement may be terminated by either party, prior to the Termination Date or the expiration of any renewal term, for a default hereunder, provided that the non-defaulting party gives no less than sixty (60) days’ notice to the defaulting party of the default and the defaulting party fails to cure such default within a reasonable period of time thereafter; provided, however, that neither party may terminate the Agreement unless the following events have first occurred: (1) all requirements of any loan encumbering the Premises, as are applicable to the Manager, have been satisfied; and (2) in the event that Inland Private Capital Corporation (the “Sponsor”) or its affiliate (each, an “Inland Guarantor”) has executed any guaranties of such loan or indemnities in favor of any lender, the Trust has obtained and delivered to Inland Guarantor and to Manager a release from the lender (the “Release”) releasing the Inland Guarantor from all liability under such guaranties or indemnities, as applicable, from and after the Termination Date, which Release shall be in form and substance acceptable to each Inland Guarantor.
(c)    The parties hereby agree that in the event of a termination or threatened termination of this Agreement by the Trust without complying with the terms of Section 1(b) hereof requiring the Trust to obtain the Release in favor of Inland Guarantor, either of Manager or any Inland Guarantor may seek injunctive relief against the Trust to restrain such termination, the parties agreeing that the remedy at law for a breach of such covenant is not adequate.
2.    Management Duties. The Manager shall consult with the Trust and shall furnish advice and recommendations with respect to all aspects of the business and affairs of the Trust. The Manager shall inform the Trust of factors that come to the Manager’s attention that may, in its opinion, influence the policies of the Trust. The Manager shall use its commercially reasonable efforts to perform the services set forth below. If the Trust requests any services beyond those specified below, Manager may agree to provide the requested services upon terms mutually agreeable to Trust and Manager.

(a)managing the Trust’s day-to-day operations, consistent with the investment objectives of the Trust, including developing business plans that are consistent with the Trust’s objectives and will maximize the returns to the Trust;
(b)reviewing all performance and financial information related to the Premises on a periodic basis;
(c)reviewing the capital markets on an ongoing basis to take advantage of financing opportunities that will enhance the returns to the Trust (subject to the limitations set forth in the governing documents of the Trust or any successor thereto), and to perform underwriting analyses of the Premises;
(d)evaluating market conditions in the immediate area surrounding the Premises to determine the most beneficial time to market the Premises for sale prior to the maturity date of any loan;
(e)at the request of the Trust, appealing, or causing a third party to appeal, any assessed valuation for real estate taxes that exceeds the Manager’s, or the third party’s, opinion of assessed value of the Premises based on existing performance information and comparables, subject to reimbursement from the Trust of costs associated therewith;
(f)monitoring, or causing a third party to monitor, property and liability insurance premiums, as well as claims made against the Premises. In the event of a casualty loss, working with, or retaining a third party to work with, the insurance provider and lender, as applicable, on the final settlement;
(g)investigating and conducting relations with lenders, consultants, accountants, brokers, third party asset managers, attorneys, underwriters, appraisers, insurers, corporate fiduciaries, banks, builders and developers, sellers and buyers of investments and persons acting in any other capacity specified by the Trust from time to time, and entering into contracts in the Trust’s name with, and retaining and supervising services performed by, such parties in connection with the Premises;
(h)cooperating with any property managers in connection with property services and other activities relating to the Premises;
(i)providing loan payment services in connection with any loan encumbering the Premises, including paying all amounts due to the lender in accordance with the payment schedule established by the Trust, provided that all such payments shall be made on behalf of the Trust out of funds collected by the Trust;
(j)preparing financial reports for any lenders, as required or requested;
(k)managing the Premises’ reserve account, if any;
(l)providing bookkeeping and accounting services for the Premises;
(m)administering monthly cash distributions to the investors in the Trust, as applicable, in accordance with the governing documents of the Trust or any successor thereto;
(n)acting on behalf of the Trust to communicate with investors, brokers, dealers, financial advisors and custodians, whether by in person, written, electronic or telephonic means;
(o)providing the Trust with the information it will need to prepare its federal income tax return by no later than March 31 of each year following the reporting tax year;

(p)providing office space, equipment and personnel as required for the performance of the foregoing services as Manager, subject to reimbursement from the Trust of costs associated therewith;
(q)maintaining the Trust’s books and records;
(r)undertaking and performing all services or other activities necessary and proper to carry out the Trust’s investment objectives, including providing secretarial, clerical and administrative assistance for the Trust, in each case as subject to reimbursement from the Trust of costs associated therewith.
Notwithstanding the foregoing, in the event that any tenants or tenants of the Premises have the obligation, pursuant to its or their leases, to perform any or all of the aforementioned functions, the Manager shall not be required to perform the same functions during the time when the leases are in full force and effect.
3.    Advances. In no event shall Manager be required to advance its own money in payment of any indebtedness, taxes, assessments or premiums.
4.    Insurance. The Trust agrees and does hereby give Manager the exclusive authority to procure, or cause a third party to procure, and carry the necessary insurance policies for the Premises, naming the Trust, the Manager and any lender, as applicable, as insureds, which policies shall be adequate to protect their interests and in form, substance, and amounts reasonably determined by the Manager. The premiums for all such insurance shall be paid by the Manager from the gross income generated by the Premises as part of operational expenses, provided sufficient gross income is available. [DRAFTING NOTE: For a Zero Coupon program, replace this sentence with “The premiums for all such insurance shall be paid by the Manager from the Trust’s reserve account.”] All such insurance policies shall provide that Manager shall receive at least thirty (30) days’ written notice prior to cancellation of the policy.
5.    Compensation.
(a)The Trust agrees to pay Manager a monthly management fee for performing the services set forth in this Agreement in an amount equal to $__________, which fee shall be paid from the gross income generated by the Premises. [DRAFTING NOTE: For a Zero Coupon program, replace this sentence with “The Trust agrees to pay Manager a monthly management fee for performing the services set forth in this Agreement in an amount equal to $__________, which fee shall be paid from the Trust’s reserve account.”]
(b)[If the Premises is refinanced, the Trust shall pay Manager a fee equal to one percent (1%) of the new mortgage loan amount, plus reimbursement of any out-of-pocket expenses incurred by the Manager in connection with the financing, including but not limited to third party reports, legal fees, application fees, and mortgage brokerage fees to both non-affiliate and affiliate mortgage brokers.]
(c)[Upon the sale of the Premises, the Trust shall pay to Manager, or an affiliate thereof, a back-end sales commission in an amount not to exceed the lesser of (i) one-half of the real estate or brokerage commission that is reasonable, customary, and competitive for the sale of property comparable to the Premises in size, type and location; or (ii) one and one-half percent (1.5%) of the gross sales price of the Premises (the “Disposition Fee”); provided, however, in no event shall the sum of the Disposition Fee and any commissions paid to unaffiliated third parties in connection with the sale of the Premises exceed the lesser of: (x) the real estate or brokerage commission that is reasonable, customary, and competitive for the sale of property comparable to the Premises in size, type and location; or (y) an amount equal to three percent (3%) of the gross sales price of the Premises.]
(d)Manager may decide, in its sole discretion, to be paid an amount less than the total amounts to which it is entitled with respect to any fee described in this Section 5, and the excess amount that is not paid may, in the Manager’s sole discretion, be waived permanently or, as applicable, deferred or accrued, without interest, to be paid at a later point in time.
6.    Reimbursement. In addition to the compensation paid to the Manager pursuant to Section 5 hereof, and subject to the limits herein, the Trust shall reimburse the Manager for all expenses attributable to the Trust paid or incurred by the Manager in providing certain services hereunder, including the following:
(a)the actual cost of goods and services purchased for and used by the Trust and obtained from entities not affiliated with the Manager;
(b)expenses of managing and operating the Premises, whether or not payable to an affiliate of the Trust;
(c)expenses associated with appealing, or causing a third party to appeal, any assessed valuation for real estate taxes;
(d)expenses associated with distributions paid or caused to be paid by the Trust to its investors;
(e)expenses associated with investor communications including the cost of preparing, printing and mailing any reports required by governmental entities;
(f)expenses associated with office space and equipment used by the Manager in carrying out services for the Trust;
(g)administrative service expenses charged to, or for the benefit of, the Trust by non-affiliated third parties; and
(h)audit, accounting and legal fees charged to, or for the benefit of, the Trust by non-affiliated third parties.
7.    Indemnification.
(a)The Trust agrees to indemnify, defend, protect, save, and hold the Manager and each Inland Guarantor, and all of their respective members, shareholders, officers, directors, employees, agents, managers, successors and assigns (collectively, “Indemnified Parties”) harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, liabilities, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) arising in connection with this Agreement; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager or any of the other Indemnified Parties. Manager shall not be liable for any error of judgment or for any mistake of fact or law undertaken or omitted in good faith, or for anything which it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).
(b)The Trust hereby warrants and represents to Manager that to the best of Trust’s knowledge, neither the Premises, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance, that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability

Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Further, the Trust agrees to indemnify, protect, defend, save and hold the Indemnified Parties harmless from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Premises.
8.    Additional Right to Terminate. In the event it is alleged or charged that any improvements on the Premises or any equipment therein or any act or failure to act by the Trust with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and the Manager, in its sole and absolute discretion, considers that the action or position of the Trust, with respect thereto, may result in damage or liability to the Manager, the Manager shall have the right to terminate this Agreement at any time by written notice to the Trust of its election so to do, which termination shall be effective upon the service of such notice. Such termination shall not release the indemnities of the Trust set forth in this Agreement, including, but not limited to, those set forth in Section 7 and shall not terminate any liability or obligation of the Trust to the Manager for any payment, reimbursement, or other sum of money then due and payable to the Manager hereunder.
9.    Payment of Fees and Actions upon Termination. The Trust shall pay or reimburse the Manager for any sums of money due it under this Agreement for services and advances prior to termination of this Agreement. All provisions of this Agreement that require the Trust to have insured, or to protect, defend, save, hold and indemnify or to reimburse the Manager shall survive any expiration or termination of this Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been the Manager for the Trust, such provisions shall apply as if this Agreement were still in effect.
Further, upon termination of this Agreement, the Manager shall cooperate with the Trust and take all reasonable steps requested by the Trust to assist it in making an orderly transition of the functions performed by the Manager. The parties understand and agree that the Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of the Manager to pay bills previously incurred, the Trust shall advance sufficient funds to the Manager to ensure fulfillment of Manager’s obligation to do so within ten (10) days of receipt of notice and an itemization of such unpaid bills. Upon termination, the Trust shall specifically assume in writing all obligations under any third-party agreements entered into by the Manager pursuant to Section 2(g) on behalf of the Trust.
10.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (a) when delivered personally or by commercial messenger; (b) one (1) business day following deposit with a recognized overnight courier service, provided the deposit occurs prior to the deadline imposed by the overnight courier service for overnight delivery; or (c) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder; in each case above provided the notice or other communication is addressed to the intended recipient thereof as set forth below:

FOR OWNER:
_____________________
a Delaware Statutory Trust
ATTN: Joseph Binder
2901 Butterfield Road
Oak Brook, Illinois 60523
Fax: #630/645-3783

FOR MANAGER:
_____________________
a Delaware limited liability company
ATTN: Venton J. Carlston
2901 Butterfield Road
Oak Brook, Illinois 60523
Fax: #630/645-3783
11.    No Third Party Rights. Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement (other than in favor of any Inland Guarantor with respect to the Release of the Inland Guarantor as set forth in Section 1(b) hereof and the remedy set forth in Section 1(c) hereof), nor shall anything contained herein be construed to impose any liability upon Trust or Manager for the performance by the Trust or Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained.
12.    No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between the Trust and Manager or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Manager and principal.
13.    Interpretation; Governing Law. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the laws of the State of Illinois.
14.    Entire Agreement. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.
15.    Assignment. The Manager may not assign this Agreement except to a successor organization that acquires substantially all of its property and carries on the affairs of the Manager; provided that following the assignment, the persons who controlled the operations of the Manager immediately prior thereto (the “Control Persons”), control the operations of the successor organization, including the performance of duties under this Agreement; provided, further, that if at any time subsequent to the assignment the Control Persons cease to control the operations of the successor organization, the Trust may thereupon terminate this Agreement.  This Agreement shall not be assignable by the Trust, by operation of law or otherwise, without the consent of the Manager.  Any permitted assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.
16.    Attorneys’ Fees. If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and attorneys’ fees incurred in the enforcement of any provision of this Agreement.
17.    Waiver. The failure of either party to this Agreement to, in any one or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no such forbearance or waiver had occurred.
18.    Ambiguities. This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.

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IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures as of the date first above written.
TRUST:

_____________________, a Delaware statutory trust

By:     _____________________,
a Delaware limited liability company, its signatory trustee

By:     Inland Private Capital Corporation,
    a Delaware corporation, its sole member

By:     __________________________

Its: __________________________

MANAGER:

_____________________, a Delaware limited liability company

By:	Inland Private Capital Corporation,
a Delaware corporation, its sole member

By: _________________________

Its: _________________________

EXHIBIT A
Legal Description (See Attached)

Property Management Agreement
This Property Management Agreement (this “Agreement”), dated as of [__________] [__], 20[__] (the “Effective Date”), is entered into by and between [DST], a Delaware statutory trust (“Owner”), and Inland Commercial Property Management, Inc., a Delaware corporation (“Property Manager”).

WITNESSETH
A.    Owner desires to avail itself of the experience, sources of information, advice, assistance and facilities available to the Property Manager and to have the Property Manager provide property management services and undertake the duties and responsibilities hereinafter set forth, all as provided herein; and
B.    Property Manager is willing to undertake to render these services on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Exclusive Management. Owner hereby engages Property Manager exclusively, to perform the services described herein for the property legally described on Exhibit A attached hereto and made a part hereof (the “Premises”), upon the terms and conditions hereinafter set forth herein and Property Manager accepts such exclusive engagement.
2.Term and Termination.
a.Term. The term of this Agreement shall begin on the Effective Date and continue for one (1) year thereafter (the “Initial Term”). Unless terminated as provided in Section 2(b) below, the term shall thereafter automatically renew for successive one-year periods (each, a “Renewal Term”), with the first such one-year renewal period commencing on __________________, 20[__], and ending on _________________________, 20[__].
b.Termination.
i.Either party may terminate this Agreement if not less than sixty (60) days prior to the expiration of the Initial Term or the current Renewal Term, as applicable, it notifies the other party hereto in writing that it elects to terminate this Agreement, in which case this Agreement shall be terminated on the last day of the Initial Term or the current Renewal Term, as applicable.
ii.At the sole option of the Owner, this Agreement shall be terminated immediately upon written notice of termination from the Owner to the Property Manager if any of the following events occurs:

A.	the Property Manager violates any provision of this Agreement and fails to cure such violation on or before thirty (30) days after receipt of written notice of such violation from Owner;

B.
a court of competent jurisdiction enters a decree or order for relief in respect of the Property Manager in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property or orders the winding up or liquidation of the Property Manager’s affairs; or

C.
the Property Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

The Property Manager agrees that if any of the events specified in subsections (B) and (C) of this Section 2(b)(ii) occur, it will give written notice thereof to the Company within seven (7) days after the occurrence of any such event.
iii.This Agreement may be terminated at any time upon mutual consent of both parties.
iv.This Agreement may be terminated by Owner or Property Manager effective as of the date of sale of the Premises by Owner.
v.If at any time during the Initial Term or any Renewal Term, the Owner or Owner’s signatory trustee experiences an Owner Change of Control, as hereinafter defined, the Property Manager shall have the right to terminate this Agreement, without cause, upon not less than thirty (30) days prior written notice to the Owner. For purposes hereof, an “Owner Change of Control” shall mean any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Owner or its signatory trustee to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, however, that any sale, lease, exchange or transfer to (including, without limitation, any merger or other business combination with or into) any of the following entities shall not constitute an Owner Change of Control so long as the entity with which such sale, lease, exchange or transfer occurs is receiving substantially the same services from the Property Manager provided to the Owner under this Agreement: (A) any entity controlled by an affiliate of the signatory trustee of the Owner, (B) any entity that is part of The Inland Real Estate Group of Companies, Inc. or (C) any affiliate controlled by any of the entities listed in clauses (A) or (B) above.
vi.If at any time during the Initial Term or any Renewal Term, Inland Real Estate Corporation, a Maryland corporation and an affiliate of the Property Manager (“IRC”), experiences an IRC Change of Control, as hereinafter defined, the Owner shall have the right to terminate this Agreement, without cause, upon not less than thirty (30) days prior written notice to the Property Manager. For purposes hereof, an “IRC Change of Control” shall mean: (A) the occurrence after the date hereof of any of: (I) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of IRC, by contract or otherwise) of in excess of 25% of the voting securities of IRC; (II) IRC merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with IRC, and, after giving effect to such transaction, the stockholders of IRC immediately prior to such transaction own less than 75% of the aggregate voting power of IRC or the successor entity of such transaction; (III) IRC sells or transfers all or substantially all of its assets to another person or entity and the stockholders of IRC immediately prior to such transaction own less than 75% of the aggregate voting power of the acquiring entity immediately after the transaction; or (IV) a replacement at one time or within a three-year period of more than one-half of the members of the IRC’s board of directors which is not approved by a majority of those individuals who are members of IRC’s board of directors on the date hereof (or by those individuals who are serving as members of IRC’s board of directors on any date whose nomination to IRC’s board of directors was approved by a majority of the members of IRC’s board of directors who are members on the date hereof); provided, however, that any transaction or series of transactions, as applicable, that would otherwise qualify under any one or more of categories (I) through (IV) above shall not constitute an IRC Change of Control so long as the entity in control following the transaction is one of the following: (x) any affiliate controlled by IRC; (y) The Inland Group, Inc. (“TIGI”); or (z) any affiliate of TIGI; or (B) a vote by the holders of the requisite number of outstanding shares of IRC under IRC’s charter, bylaws and applicable state law of any plan or proposal for the liquidation or dissolution of IRC
3.Property Manager Duties. Owner hereby gives Property Manager the exclusive authority and power, as agent for Owner, to provide the services listed in this Section 3 and elsewhere in this Agreement. Property Manager shall be entitled at all times to manage the Premises in accordance with Property Manager’s standard operating policies and procedures all in accordance with the budget approved by Owner, except to the extent that any specific provisions contained herein are to the contrary, in which case Property Manager shall manage the Premises consistent with the specific provisions of this Agreement.
a.Collection of Gross Income.
i.Property Manager shall collect all rents and assessments and other monies due Owner related to the Premises (all such items being referred to herein as “Gross Income”). Property Manager shall give Owner receipts therefor and, subject to any lock-box provisions set forth in the applicable loan documents, deposit all such Gross Income collected hereunder in Property Manager’s custodial account which Property Manager will open and maintain, in a state or national bank of Property Manager’s choice, exclusively for the Premises and any other properties owned by Owner (or any entity that is owned or controlled by the parent of Owner) and managed by Property Manager. Owner agrees that Property Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in the custodial account. Property Manager may endorse any and all checks received in connection with the operation of the Premises and drawn to the order of Owner and Owner upon request, shall furnish Property Manager’s depository with an appropriate authorization for Property Manager to make the endorsement.
ii.When applicable, Property Manager shall collect and bill for security deposits, assessments and other items, including but not limited to calculating, preparing and mailing all invoices for tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income as stipulated in the leases. At the request of Owner, Property Manager will administer, and create if necessary, a bill-back program for tenant utility consumption unless prohibited by local law.
b.Payment of Expenses. From the custodial account established for the Premises, Property Manager shall pay all expenses of Owner with respect to the Premises from the Gross Income collected in accordance with Section 3(a)(i) hereof. In the event that expenses paid pursuant to this Section 3(b) exceed Gross Income for any monthly period, Property Manager shall notify Owner of same. Owner shall pay the excess amount immediately upon request from Property Manager. Nothing herein contained shall obligate Property Manager to advance its own funds on behalf of Owner. It is understood that the Gross Income will be used first, to pay operational expenses, including compensation to the Property Manager in the form of the property management fee (as set forth in Section 6(a) hereof); and second, to pay any mortgage indebtedness, including real estate tax and insurance impounds; provided however, such payments will only be made if sufficient Gross Income is available; provided, further, that nothing in this Agreement shall be interpreted in such a manner as to obligate the Property Manager to pay from Gross Income, any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent the Owner advances additional funds to pay such expenses.
c.Annual Budgets. Property Manager shall prepare an annualized budget for the operation of the Premises and submit the same to Owner for approval (the “Annualized Budget”). Property Manager will use its commercially reasonable efforts to operate the Premises pursuant to the Annualized Budget; provided, however, Property Manager shall have no liability to Owner for failure to meet such Annualized Budget. The first Annualized Budget has been prepared and approved for the year commencing on the Effective Date and ending on December 31, 20[__]. Notwithstanding the period covered by the first Annualized Budget, all subsequent Annualized Budgets shall cover the period from January 1st of each year through December 31st of the same year. The proposed Annualized Budget for each calendar year shall be submitted by Property Manager to Owner by November 1st of the year preceding the year for which it applies, and Owner shall notify Property Manager within thirty (30) days after receipt of such Annualized Budget as to whether Owner has or has not approved the proposed Annualized Budget. If Owner does not approve the proposed Annualized Budget, Owner shall notify Property Manager of the specifics of such disapproval within such thirty (30) day period and Property Manager shall make the necessary amendments to the Annualized Budget no later than December 20th. During the time Property Manager is preparing these amendments, Property Manager will continue to operate the Premises according to the last approved Annualized Budget. Owner’s approval of the Annualized Budget shall constitute approval for Property Manager to expend sums for all budgeted expenditures, without the necessity to obtain additional approval of Owner under any other expenditure limitations as set forth elsewhere in this Agreement.
d.Non-Budgeted Expenses. Property Manager shall secure the approval of, and execution of appropriate agreements by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $50,000, securing for each item at least three (3) written bids, if practicable, or providing evidence satisfactory to Owner that the agreed amount is lower than industry standard pricing, from responsible contractors. Property Manager shall have the right from time to time during the term hereof, to contract with and make purchases from its affiliates and third party agents; provided that contract rates and prices are competitive with other available sources. Property Manager, at any time, and from time to time, may request and receive the prior written authorization of Owner for any one or more purchases or other expenditures, notwithstanding that Property Manager may otherwise be authorized hereunder to make such purchases or expenditures.
e.Third-Party Agreements. Owner hereby appoints Property Manager as Owner’s authorized agent for the purpose of executing, as agent for Owner, any leases with tenants and agreements with third-parties necessary for operation of the Premises. For example, and not in limitation of the foregoing, Property Manager shall negotiate and enter into contracts for services and items in the Annualized Budget relating to the Premises.
f.Property Manager Employees. Property Manager shall hire, supervise, discharge and pay salary and benefit expenses for all employees of Property Manager determined necessary to perform Property Manager’s duties described in this Agreement including, but not limited to managers, assistant managers, leasing consultants, engineers, janitors and maintenance supervisors. All expenses of such employment, including but not limited to, wages, salaries, insurance, benefits, employment related taxes, overhead and other governmental charges, shall be subject to reimbursement by the Owner pursuant to Section 7 of this Agreement. The number and classification of employees serving the Premises shall be as determined by Property Manager to be appropriate for the proper operation of the Premises; provided that Owner may request changes in the number or classification of employees, and Property Manager shall make all requested changes unless in its judgment the resulting level of operation or maintenance of the Premises will be inadequate. Property Manager shall honor any collective bargaining contract covering employment at the Premises which is in effect upon the date of execution of this Agreement; provided that Property Manager shall not assume or otherwise become a party to any collective bargaining contract for any purpose whatsoever and all personnel subject to a collective bargaining contract shall be considered the employees of the Owner and not Property Manager.
g.Insured Losses.
i.Property Manager shall be responsible for taking all steps necessary to file any claim for insured losses or damages; provided that Property Manager will not make any adjustments or settlements in excess of $50,000.00 without Owner’s prior written consent.
ii.Property Manager shall coordinate with the appropriate insurance company or companies, if applicable, to process claims.
iii.    Property Manager shall administer compliance of insurance provisions of tenant leases for all vendors and commercial tenants, including confirming insurance requirements for any special events at the Premises, and obtaining certificates of insurance.
iv.    At the request of Owner, Property Manager shall assist Owner’s insurance consultants with any necessary insurance matters.
v.    Property Manager shall attend Owner’s (as defined herein) meetings regarding loss control and claims.
h.Monthly Remittance. Property Manager shall remit to Owner the excess of Gross Income over expenses paid pursuant to Section 3(b) hereof (“Net Proceeds”) for each month as directed by Owner at the address as stated in Section 8 hereof.
i.Reporting. Property Manager shall render reports for the Premises. Such reports may include specific and detailed line item information for budget comparison, expense detail, payables and receivables information, leasing progress, marketing information, peer comparison and all other measurements of the key performance indications of the Premises.
j.Litigation. Property Manager shall institute and prosecute actions to evict tenants and to recover possession of the Premises or portions thereof, to sue for in the name of Owner of the Premises and recover rent and other sums due; and to settle, compromise and release such actions or suits, or reinstate such tenancies; provided, however, that Property Manager shall obtain Owner’s consent prior to instituting any such proceedings.
k.Replacements and Repairs. Pursuant to the Annual Budget and when applicable, Property Manager shall make or cause to be made all ordinary or emergency repairs and replacements necessary to preserve the Premises in its present condition, in all material respects, and for the operating efficiency thereof. Property Manager shall also perform all alterations required to comply with any lease requirements, work with municipalities to comply with any code or lender requirements, attend lender inspections and assist with the lender reserve requirement processes.
l.Leasing Services. At the request of Owner, Property Manager shall provide the following leasing services.

i.Property Manager shall perform leasing services for the Premises, including, but not limited to, hiring all third-party brokers, negotiating contracts with such brokers, tracking leasing progress on all assets and determining when to terminate and replace third-party brokers if necessary. Any commissions paid to third-party brokers shall be an expense of the Premises and charged to Owner.
ii.Property Manager shall establish a leasing committee, comprised of Property Manager employees and Owner’s signatory trustee, to oversee the leasing services rendered to Owner under this Agreement (the “Leasing Committee”). The Leasing Committee shall hold monthly meetings.
iii.Property Manager shall monitor current market conditions, meet with tenants, brokers and future prospects and visit competitive properties in the surrounding area. Property Manager shall report its findings at the Leasing Committee Meetings.
iv.From time to time, Property Manager shall attend conferences related to the asset class of the Premises, including, but not limited to, ICSC, BOMA, NAA, NMHC and NAIOP, as applicable.
v.Property Manager shall negotiate all letters of intent for new leases (when applicable) and administer existing leases, including, but not limited to, processing assignments, renewal agreements and lease amendments. Property Manager shall have the authority to execute, on behalf of, and as agent of Owner, all documents related to leasing the Premises, including, but not limited to: leases, assignments, amendments and memorandums of leases.
vi.On an annual basis, Property Manager shall evaluate leasing activity of Premises and identify potential re-developments or re-configurations, including, but not limited to, discussions with the Leasing Committee of all proposals that have been sent and targeted to tenants, interested and un-interested.
vii.On at least an annual basis, Property Manager shall visit the Premises to evaluate leasing activity, among other things.
viii.Property Manager shall track all leasing calls and inquiries.
ix.Property Manager shall prepare and maintain leasing reports as required by Owner which shall track performance of leasing activity.
x.Property Manager shall review tenant credit reports for new tenants and assignments and subleases. When applicable, such review may include, but not be limited to, preparing full financial packages of review of both corporate and individual financial investigations, net worth analysis, net present value calculations and any other financial measures requested by the Owner. Property Manager shall be entitled to charge tenants for credit check fees and lease assignment and sublet fees (if provided by applicable lease) and shall not be required to remit such fees to Owner but may retain such fees.
xi.If a proposed new lease for the Premises is outside the parameters set by the Annualized Budget, Property Manager shall complete analysis of credit and financials of the tenant under such proposed lease for the Leasing Committee’s review and approval at the Leasing Committee Meeting.
xii.If the Premises is a retail property, Property Manager shall review leases on an on-going basis for relocation clauses, co-tenancy clauses, exclusives and building restrictions to determine and avoid any conflicts. Property Manager shall also monitor tenant progress to make recommendations to Leasing Committee on renewal of tenants and proper tenant mix. Additionally,

Property Manager shall perform an on-going market review to determine market rates for leasing at Premises and make recommendations to Owner for changes in budgeted lease rates.
xiii.With respect to replacing tenants, Property Manager shall provide consultation regarding tenant mix (if the Premises has more than one tenant), market analysis, comparison information and site visits for leasing potential.
xiv.If the Premises is a retail property, Property Manager shall schedule and attend meetings on a regular basis with all major retailers for portfolio review and additional leasing opportunities. In preparation for such meetings, Property Manager shall perform a full analysis of tenant performance on a site by site basis for sales, profitability, expansions, space modifications and tenant merchandising assistance.
xv.Property Manager is prohibited from directing a tenant away from renewing a Premises lease, or a replacement tenant away from entering into a Premises lease, and toward leasing a property owned by an affiliate of Property Manager and located within a five-mile radius.
m.Operations.
i.Property Manager shall oversee capital expenditure execution and projection.
ii.At the request of Owner, Property Manager shall oversee construction management of all Owner obligated construction for new tenant build-outs and provide assistance with out-parcel development.
iii.As requested by Owner and if available for the Premises, Property Manager shall obtain and administer bulk purchasing and cost efficiency programs for utilities.
iv.Property Manager shall monitor the environmental needs of the Premises including, but not limited to, the administration of operation and maintenance programs. If applicable, Property Manager shall supervise any remediation projects.
v.Property Manager shall review and approve architectural plans for space and signage on the Premises.
vi.Property Manager shall create preventative maintenance programs for the Premises and oversee crisis management for flood, fire, and hurricanes, etc.
n.Marketing.
i.At the request of Owner, Property Manager shall create a marketing program for the Premises, including, but not limited to, preparing and maintaining a website.
ii.If the Premises is a retail property, at the request of Owner, Property Manager shall:

A.	Devote specialty leasing staff to Premises to generate additional revenue through seasonal, temporary and kiosk leasing and finding and development incubator tenants.

B.	Organize events for charity programs as well as community events to increase traffic and sales.

C.	Sponsor program and gift cards for the Premises where it is necessary to improve sales and revenue for the Premises.

D.	Advertise the Premises including, but not limited to, printing and sending coupons and mailers for the Premises.

E.	Organize tenant training through merchant or association meetings.

o.Real Estate Consultative Services.
i.At the request of Owner, Property Manager shall explore strategic alternatives for the Premises. In addition, Property Manager shall use a budget and forecasting tool, e.g., Cougar software, to assist in continuous review of Premises performance.
ii.If applicable, Property Manager shall attend meetings concerning the Premises at the request of Owner.
iii.At the request of Owner, Property Manager shall provide oversight and management of disposition of the Premises which may include (i) providing reconciliations and prorations of rents and other amounts in connection with the sale of the Premises and (ii) preparing and obtaining estoppels and subordination, non-disturbance and attornment agreements from tenants at the Premises.
iv.At the request of Owner, Property Manager shall perform additional tasks such as evaluating best use; taking calls for offers to purchase the Premises, determining potential out-parcel development, and reviewing additional GLA capabilities.
v.Property Manager shall assist Owner in analyzing the Premises for potential asset impairment issues.
vi.If applicable, Property Manager shall work with Owner on CAM payment best-practice compliance and review of business intelligence and information management systems.
p.Electronic Document Management. At the request of Owner, Property Manager shall organize all documents related to the Premises, including, but not limited to leases, contracts, invoices checks and receipts, in an electronic format with constant real time information for access by Owner.
q.Tenant Credit Monitoring. Where applicable, Property Manager shall:
i.Continuously monitor retailers of the Premises that are distressed, weak, or bankrupt and calculate Z-scores and Frisk scores for all distressed tenants (which evaluate a publicly-traded company’s credit and anticipates bankruptcy).
ii.Monitor gross sales of retail tenants.
iii.Perform tenant surveys to foster tenant retention and identify problems.
iv.Dedicate staff to pursue difficult collection accounts, monitor bankruptcies and resolve material disputes.
r.Post-Closing and New Building/Tenant Set-Up Duties. Property Manager shall coordinate any existing post-closing items including, but not limited to, the transfer of all utilities from the previous owner of the Premises, CAM reconciliations and prorations, if applicable, and bringing tenants into Owner’s software system. In addition, Property Manager shall send tenants welcoming letters which include the direction to pay all future rents to Property Manager, wiring instructions, a form W-9, notification from the previous owner about the sale, a letter of introduction to property management and lease assignment and related documents, as requested.

4.Tenant Responsibilities. Notwithstanding anything to the contrary herein, in the event that any tenant or tenants of the Premises have the obligation, pursuant to its or their leases, to perform any or all of the duties set forth in Section 3, Property Manager shall not be required to perform the same duties during the time when the leases are in full force and effect.
5.Property Manager’s Liability/Indemnification. Owner agrees to indemnify, defend, protect, save and hold the Property Manager and all of its shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Indemnified Parties”) harmless from any and all liabilities, claims, causes of action, demands, suits, proceedings, losses, judgments, damages, awards, liens, fines, costs, attorney's fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to the Premises and from liability for damage to the Premises and injuries to or death of any person whomsoever; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Property Manager or any of the other Indemnified Parties.
6.Compensation.
1.Owner agrees to pay Property Manager each month as its management fee hereunder an amount equal to __________ percent (____%) of the Gross Income for the month in which the management fee is paid.
2.[NOTE: THIS SUBSECTION APPLIES TO SINGLE TENANT PROPERTIES ONLY, WITH 1.9% FEE] In addition to any compensation payable pursuant to subsection (a), Owner agrees to pay Property Manager a monthly administrative fee in consideration of the common area maintenance costs of the Premises (“CAM Costs”). The amount of the monthly administrative fee shall be equal to fifteen percent (15.0%) of the CAM Costs paid by the Property Manager in association with the Premises for the month in which the administrative fee is paid. This administrative fee will be retained by Property Manager from the CAM Costs collected at the end of each month for the preceding month.
3.In addition to the compensation payable pursuant to subsections (a) and (b), if applicable, Owner agrees to pay Property Manager a leasing services fee for any services performed by Property Manager pursuant to Section 3(l) of this Agreement. The amount of the leasing services fee shall be based upon the prevailing market rates applicable to the geographic market of the Premises, as mutually agreed upon by Owner and Property Manager.
4.In addition to the compensation payable pursuant to subsections (a), (b), if applicable, and (c), Owner agrees to pay Property Manager a construction management fee for any services performed by Property Manager pursuant to Section 3(m)(ii) of this Agreement. The amount of the construction management fee shall be based upon the prevailing market rates applicable to the geographic market of the Premises, as mutually agreed upon by Owner and Property Manager. In addition, Property Manager shall charge a construction services fee only in connection with a project having a total project cost in excess of ten thousand dollars ($10,000). The construction management fee shall be calculated on the total project cost as budgeted by Owner at the start of such construction project.
5.If Owner requests any services beyond those specified herein, including any legal services provided in connection with a disposition of the Premises beyond the services set forth in Section 3(o)(iii), Property Manager may agree to provide the requested services upon terms mutually agreeable to Owner and Property Manager.

6.Property Manager may decide, in its sole discretion, to be paid an amount less than the total amounts to which it is entitled with respect to any fee described in this Section 6, and the excess amount that is not paid, in Property Manager’s sole discretion, may be waived permanently or, as applicable, deferred or accrued, without interest, to be paid at a later point in time
7.Reimbursement. In addition to the compensation paid to Property Manager pursuant to Section 6 hereof, and subject to the limits herein, Owner shall reimburse Property Manager for all expenses attributable to Owner paid or incurred by Property Manager in providing the services hereunder, including all expenses and the costs of salaries and benefits of persons employed by Property Manager or its affiliates and performing services for Owner, except for the salaries and benefits of persons who also serve as an executive officer of Property Manager; provided, that in the case of personnel who also provide services for other entities sponsored by, or affiliated with, Inland Private Capital Corporation, Owner shall reimburse only a pro rata portion of the salary and benefits of these persons based on the amount of time spent by such persons on matters for Owner compared to the time spent by such persons on all other matters including Owner’s matters; provided, further, that in the event that the lease for the Property is structured as a single-tenant “net” lease, Owner shall have no obligation to reimburse Property Manager for the costs of salaries and benefits of persons employed by Property Manager or its affiliates and performing services for Owner. Owner shall reimburse salaries and related salary expenses pursuant to this Section 7 irrespective of whether the services performed by the subject persons could have been performed directly for Owner by independent, non-affiliated third parties.
8.Sub-Management. Notwithstanding anything to the contrary contained in this Agreement, Owner acknowledges and agrees that any of the duties of Property Manager as contained herein may be delegated by Property Manager and performed by an affiliate of Property Manager or third-party agent (a “SubManager”) with whom Property Manager contracts in writing for the purpose of performing such duties. Owner specifically grants Property Manager the authority to enter into management agreements with any SubManager; provided that Owner shall have no liability or responsibility to any SubManager for the payment of the SubManager’s fee or for reimbursement to the SubManager of its expenses or to indemnify the SubManager in any manner for any matter; and provided further that Property Manager shall require such Sub-Manager, in the written agreement setting forth the duties and obligations of such SubManager, to indemnify Owner for all loss, liability, damage or claims incurred by Owner as a result of the delegation of duties by Property Manager to SubManager.
9.No Structural Alterations. Owner expressly withholds from Property Manager any power or authority to make any structural changes in any building or other improvements on the Premises or to make any other major alterations or additions in or to any such building or equipment therein, or to incur any expense chargeable to Owner, other than expenses related to exercising the express powers above vested in Property Manager, without the prior written direction of Owner, except that Property Manager shall make all emergency repairs as may be required to ensure the safety of persons or property or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary services to the Premises.
10.Notice of Non-Compliance with Laws. Property Manager shall be responsible for notifying Owner in the event Property Manager receives a written notice that any building or other improvement on the Premises or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover (collectively, “Governmental Requirements”). Property Manager shall promptly forward to Owner any material written complaints, warnings, notices or summonses received by the Property Manager relating to these matters. Owner represents to Property Manager that to Owner’s current actual knowledge the Premises, the structures thereon and all equipment servicing the

Premises and structures thereon are in current compliance with all Governmental Requirements. In connection with any inquiry by any public authority or official, Property Manager is authorized to disclose name and address of the Owner. In the event it is alleged or charged that any building or other improvement on the Premises or any equipment therein or any act or failure to act by Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of any Governmental Requirements, and the Property Manager, in its sole and absolute discretion, considers that the action or position of Owner with respect thereto may result in damages, fines, prosecutions or other liabilities to the Property Manager, Property Manager shall have the right to terminate this Agreement at any time by written notice to Owner of Property Manager’s election to do so, which termination shall be effective upon delivery of the notice to Owner. Property Manager’s termination of this Agreement pursuant to this Section 10 shall not release the indemnities of Owner set forth in this Agreement and shall not terminate any liability or obligation of Owner to Property Manager for any payment, reimbursement, or other sum of money then due and payable to the Property Manager hereunder, which shall be paid by Owner to Property Manager forthwith or by Property Manager’s deduction thereof from Gross Proceeds.
11.Payment of Fees and Actions upon Termination.
a.The Property Manager shall not be entitled to compensation after the date of termination of this Agreement for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon termination of this Agreement, the Property Manager shall:
i.pay over to Owner all monies collected and held for the account of Owner pursuant to this Agreement, after deducting any accrued compensation, reserves for obligations in the Property Manager’s name and related to the Premises, incurred but not yet paid, and reimbursement for expenses to which the Property Manager is entitled;
ii.deliver to Owner a full accounting, including a statement showing all payments collected by the Property Manager and a statement of all money held by the Property Manager, covering the period following the date of the last accounting furnished to Owner;
iii.deliver to Owner all property and documents of Owner then in the custody of the Property Manager; and
iv.cooperate with Owner and take all reasonable steps requested by Owner to assist it in making an orderly transition of the functions performed by the Property Manager, whall shall include pursuing any uncollected rents for the Premises.
b.Upon termination, Owner shall specifically assume in writing all obligations under any third-party agreements entered into by Property Manager pursuant to Section 3(e) on behalf of Owner.
12.Survival. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify Indemnified Parties or to compensate or reimburse Property Manager shall survive any expiration or termination of this Agreement and if Property Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Property Manager of Owner, such provisions shall apply as if this Agreement were still in effect.
13.Insurance. Owner agrees that Property Manager shall be listed as an additional insured on all insurance policies related to the Premises. Owner hereby authorizes Property Manager to take all steps necessary to cause Property Manager to be named as an additional insured including, but not limited to, obtaining evidence of such additional insured status from Inland Risk and Insurance Management Services, Inc.

14.Notices. All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below, or by electronic mail at the address set forth below. Notices given by personal delivery (i.e., by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices. The term, Business Day, means any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follows

If to Owner, to:	[DST] 2901 Butterfield Road Oak Brook, IL 60523 Attention:Mr. Rahul Sehgal Telephone:(630) 218-8000 Facsimile:(630) 645-3783 Email: sehgal@inlandprivatecapital.com

If to Property Manager, to:	Inland Commercial Property Management, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention:Mr. D. Scott Carr Telephone:(630) 954-5683 Facsimile:(630) ___-____ Email: carr@inlandrealestate.com

A party’s address for Notice may be changed from time to time by notice given to the other party in the manner herein provided for giving Notice.

15.	Miscellaneous.
a.Nothing contained herein shall be construed as creating any rights in persons or entities who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon Owner or Property Manager for the performance by Owner or Property Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained. Property Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Property Manager to Owner under this Agreement is that of an independent contractor.

b.Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to conflicts of law principles.
c.This Agreement may be assigned by either party upon
d.the prior written consent of (i) the non-assigning party and (ii) Owner’s lender, if applicable. If an assignment is permitted, then this Agreement shall be binding upon the assigns of Property Manager and the assigns of Owner. This Agreement shall be binding upon the successors of Property Manager and the successors of Owner. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.
e.If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and reasonable attorneys’ fees incurred in the enforcement of any provision of this Agreement.
f.Either party’s failure to exercise any right under this Agreement shall neither constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by that party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.
g.All exhibits attached to this Agreement are hereby incorporated by reference.
[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]
[ISSUER NAME]

[ISSUER NAME]

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

PROPERTY MANAGER:	OWNER:

Inland Commercial Property Management, Inc., a Delaware corporation	[DST]
By: Name: Its:

By: [SIGNATORY TRUSTEE], L.L.C., its Signatory Trustee

By: Inland Private Capital Corporation, its sole member
By:
Name:
Its:

Exhibit A
Legal Description

See attached.

[ISSUER NAME]

$[__________] OF BENEFICIAL INTERESTS
MINIMUM PURCHASE FOR SECTION 1031 INVESTORS: $100,000
MINIMUM PURCHASE FOR CASH INVESTORS: $25,000
MAXIMUM PURCHASE: $[__________]

PLACEMENT AGENT AGREEMENT
This Placement Agent Agreement (the “Agreement”) is made as of this [___] day of [__________] (the “Effective Date”) by and between [__________], a Delaware statutory trust (the “Seller”), and Inland Securities Corporation, a Delaware corporation (the “Placement Agent”). The Seller is offering on a “best efforts” basis up to $[__________] of Beneficial Interests (the “Interests”), for a purchase price equal to $[__________] per 1% Interest (the “Offering”), upon the terms and conditions set forth in the Private Placement Memorandum dated [__________], 2015 (as may be supplemented from time to time, the “Private Placement Memorandum”). Capitalized terms used but not defined herein will have the same meanings as ascribed to those terms in the Private Placement Memorandum.
The Placement Agent is engaged in the business of selling securities, and the Placement Agent desires to provide such services to the Seller with respect to the Offering; and the Seller is willing to engage the Placement Agent to provide such services subject to the terms and conditions set forth below.
In consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:

Article I	Representation and Warranties of the Seller. The Seller hereby represents, warrants and agrees as follows:
1.No Registration of the Interests. The Interests are not required to be, and have not and will not be, registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder

(the “Rules and Regulations”), in connection with the Offering. No registration statement relating to the Interests is required to be, has been or will be filed under the securities laws of any state. The Interests will be offered and sold in reliance upon applicable exemptions from registration under the laws, regulations and policy statements of the United States and the applicable states, specifically relying on the safe harbor under Rule 506(b) of Regulation D, as promulgated under the 1933 Act. In particular, the Seller has not engaged in any activity that would constitute a general solicitation or general advertising in connection with the offer or sale of the Interests.
2.Private Placement Memorandum. At all times during the Offering Period (as hereinafter defined), the Private Placement Memorandum will not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that the Seller makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Placement Agent furnished to the Seller in writing by or on behalf of the Placement Agent expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto.
3.No Subsequent Material Events. Subsequent to the respective dates as of which information is given in the Private Placement Memorandum and prior to the Termination Date, except as contemplated in the Private Placement Memorandum or as disclosed in a supplement or amendment thereto, the Seller has not and will not have:
(a)incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business; or
(b)entered into any material transaction not in the ordinary course of business and there has not been and will not be any material adverse change in the financial position or results of operations of the Seller.
4.Status. The Seller is a Delaware Statutory Trust duly formed and validly existing under Delaware law.
5.Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights and remedies generally or by equitable principles relating to the availability of remedies).
6.Pending Actions. There is no material action, suit or proceeding pending or, to the knowledge of the Seller, threatened, to which the Seller is a party, before or by any court or governmental agency or body, that adversely affects the Offering.
7.Non-contravention. The performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, do not and will not result in a material breach of any of the terms and provisions of, or constitute a material default under, any statute, indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument to which the Seller is a party or by which the Seller or its properties are bound, or under any rule or regulation or order of any court or other governmental agency or body with jurisdiction over the Seller or any of its properties; and no consent, approval, authorization or order of any court or governmental agency or body has been or is required for the performance of this Agreement or for the consummation of the transactions contemplated hereby (except as may be required under the applicable “blue sky” or other state securities laws in connection with the offer and sale of the Interests or under the laws of states in which the Seller may own real properties in connection with its qualification to transact business in such states or as may be required by subsequent events that may occur).
8.Federal Income Tax Laws. The Seller has obtained an opinion from its tax counsel stating that, subject to the qualifications, assumptions and limitations set forth therein, under existing federal income tax laws and regulations, counsel is of the opinion that the purchase of the Interests by the Investors in the Trust as described in the Private Placement Memorandum should lead to the Interests being classified as undivided Interests in real estate under Section 1031 of the Internal Revenue Code.
9.No “Bad Actors.” Neither the Seller nor: (i) any director of the Seller, executive officer of the Seller, other officer of the Seller participating in the Offering or signatory trustee of the Seller; (ii) any beneficial owner of 20.0% or more of the Interests as of the Effective Date; or (iii) or any promoter connected to the Seller in any capacity in connection with the Offering, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the 1933 Act (each, a “Disqualification Event”), except for a Disqualification Event: (A) contemplated by Rule 506(d)(2) of the 1933 Act and (B) a reasonably detailed description of which has been furnished to the Placement Agent in writing.
Article IIRepresentation and Warranties of the Placement Agent. The Placement Agent hereby represents, warrants and agrees as follows:
1.Status. The Placement Agent is a Delaware corporation duly formed and validly existing under Delaware law.
2.Broker-Dealer. The Placement Agent is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and is licensed as a broker-dealer in all fifty states, Puerto Rico and the District of Columbia. All registered representatives acting on behalf of the Placement Agent have the appropriate license(s) to offer and sell the Interests.
3.Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Placement Agent and constitutes the valid and binding agreement of the Placement Agent, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights or remedies generally or by equitable principles relating to the availability of remedies).
4.No “Bad Actors.” Neither the Placement Agent nor: (i) any registered representatives acting on behalf of the Placement Agent in selling Interests in this Offering; or (ii) any director of the Placement Agent, executive officer of the Placement Agent or other officer of the Placement Agent participating in the Offering, is subject to a Disqualification Event, except for a Disqualification Event: (A) contemplated by Rule 506(d)(2) of the 1933 Act and (B) a reasonably detailed description of which has been furnished to the Seller in writing.
5.No General Solicitation or General Advertising. The Placement Agent has not engaged in any activity that would constitute a general solicitation or general advertising in connection with the offer or sale of the Interests.
Article IIIOffering and Sale of Interests. On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the Seller hereby appoints the Placement Agent as its exclusive placement agent to offer, on a “best efforts” basis, and to cause participating dealers (as described in Section 3(a) hereof) to offer, on a “best efforts” basis, Interests on the terms and conditions set forth in the Private Placement Memorandum and in the Purchase Agreement, in substantially the form included with the Private Placement Memorandum (the “Purchase Agreement”), and the Placement Agent agrees to offer and sell Interests on a “best efforts” basis during the period commencing with the Effective Date and ending on the Termination Date (the “Offering Period”).
1.Soliciting Dealers. The Interests offered and sold through the Placement Agent under this Agreement will be offered and sold only by the Placement Agent and, at the Placement Agent’s sole option, any other securities dealers whom the Placement Agent may retain (collectively, the “Soliciting Dealers”), each of whom are (i) members of FINRA or (ii) other persons legally qualified to sell the Interests, and in either case, only after executing agreements with the Placement Agent and the Seller substantially in the form of the Soliciting Dealer Agreement attached as Exhibit A hereto (the “Soliciting Dealer Agreement”).
2.Sales Literature. In addition to and apart from the Private Placement Memorandum, the Placement Agent may use supplemental sales literature that has been previously approved in writing by the Seller, in connection with the Offering. This “sales literature” may include a brochure describing the objectives and strategy of the Seller and may also contain pictures and summary descriptions of the Seller’s properties, as well as audiovisual materials, Internet website and tape presentations highlighting and explaining various features of the Offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate.
3.Purchase Agreements and Purchaser’s Funds. Each person desiring to purchase Interests through the Placement Agent will be required to complete and execute the Purchase Agreement and an investor questionnaire substantially similar to the form of the Investor Questionnaire included with the Private Placement Memorandum (the “Investor Questionnaire” and, together with the Purchase Agreement, the “Investment Documents”) and to deliver such documents to the Placement Agent, together with payment to [ISSUER NAME], in the amount of $[__________] per 1% Interests purchased in the Offering. Upon receipt of an executed Purchase Agreement and Investor Questionnaire from a prospective investor, the Placement Agent shall promptly transmit the same to the Seller.
The Seller reserves the unconditional right to reject the tender of any purchase. The Seller will promptly notify the Placement Agent of any rejection, and the Seller will return the Investment Documents and any related check to the rejected purchaser.
The Seller and the Placement Agent shall jointly coordinate, through the qualified intermediary who holds the exchange proceeds from the relinquished Properties (if applicable to an acquisition of Interests by a purchaser), the payment of the aggregate purchase price of the Interests to Seller.
Nothing contained in this Section 3 will be construed to impose upon the Seller the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Private Placement Memorandum or to relieve the Placement Agent of the responsibility of complying with the Rules of FINRA or any other applicable regulatory authority.
4.Termination of the Offering. The Offering Period will terminate on the earlier of [__________], or upon sale of all the Interests, subject in any event to the Seller’s right to terminate the Offering at any time (the “Termination Date”) and the proceeds will be applied as set forth in the Private Placement Memorandum; provided that the Seller may extend such date as provided for in the Private Placement Memorandum, as supplemented.
5.Placement Agent Compensation. Subject to the limitations set forth in this Section 3(e), the Seller shall pay to the Placement Agent the following:

(a)a selling commission, equal to 5.0% of the gross sale price for each Interest for which a sale is completed. The Placement Agent may reallow the full amount of this selling commission to Soliciting Dealers;
(b)a dealer fee, for coordinating the marketing of the Interests with any Soliciting Dealers as well as for non-itemized, non-invoiced due diligence efforts, equal to 1.25% of the gross sale price for each Interest for which a sale is completed. The Placement Agent may reallow the full amount of this dealer fee to Soliciting Dealers; and
(c)a fee for serving as the Placement Agent, equal to 1.65% the gross sale price for each Interest for which a sale is completed. The Placement Agent shall not reallow any portion of this fee.
Notwithstanding any other provisions of this Section 3(e), in no event shall the Seller pay any selling commissions or other fees to the Placement Agent in connection with any Special Sale or with the sale of Interests directly by the Seller. For purposes of this Agreement, the term “Special Sale” means any sale of Interests to prospective investors who are: (A) officers, directors or employees of The Inland Group, Inc., Inland Real Estate Investment Corporation, Inland Securities Corporation or any of their direct or indirect wholly-owned subsidiaries; (B) officers, directors or employees of any investment program, including any real estate investment trust, or REIT, previously sponsored by Inland Real Estate Investment Corporation; (C) any “immediate family member” of any person described in the foregoing clauses (A) and (B); (D) any trust established for the benefit of any person described in the foregoing clauses (A), (B) and (C); or (E) any entity or organization controlled by any person described in the foregoing clauses (A), (B) and (C). The term “immediate family member” means, and is limited to, the applicable person’s spouse, domestic partner, child, sibling, parent, grandparent or grandchild, whether related by birth, marriage or adoption.
The Seller shall pay to the Placement Agent all selling commissions and fees payable under this Agreement once the closing of the sale of the respective Interest has been completed and the proceeds therefrom are paid to the Seller. Selling commissions and fees payable under this Agreement with respect to any sale of Interests prior to the termination of this Agreement or other termination of the Offering shall remain payable by Seller as if such termination of this Agreement or the Offering had not occurred. Notwithstanding the foregoing, it is understood and agreed that no commission or fee will be payable with respect to any earnest money deposit or any particular Interests if the Seller, in its sole discretion, rejects a proposed purchaser’s Investment Documents.
Article IVCovenants of the Seller. The Seller covenants and agrees as follows:
1.Private Placement Memorandum. Upon the request of the Placement Agent, the Seller shall promptly provide to the Placement Agent copies of the Private Placement Memorandum and reasonable quantities of any sales literature.
2.Amendments and Supplements. If at any time during the Offering Period, any event occurs that, to the knowledge of the Seller, will result in the Private Placement Memorandum (as then amended or supplemented) stating any untrue statement of a material fact, or omitting to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time, the Seller shall promptly notify the Placement Agent thereof and shall prepare and distribute an amendment or supplement to the Private Placement Memorandum.
3.Certain Actions Prohibited. The Seller shall not publish or engage in any form of general solicitation or advertising relating to the Offering or the Interests.

4.Authority to Perform Agreements. The Seller undertakes to obtain all consents, approvals, authorizations or orders of any court or governmental agency or body required for the performance of this Agreement by the Seller.
5.Qualification to Transact Business. The Seller shall take all steps necessary to ensure that at all times during the Offering Period, the Seller is validly existing as a Delaware Statutory Trust and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.
6.Investment Company Act. The Seller on the date hereof, and at all times during the term of this Agreement shall be a company that is not required to register or is exempt from registration as an investment company under the Investment Company Act of 1940, as amended.
7.Exemption from Registration and Qualification. The Seller will use its best efforts to maintain the exempt status of the Interests and will promptly advise the Placement Agent in the event that any jurisdiction deems that the Interests are not exempt from registration and qualification in any jurisdiction, or in the event of the institution of any proceedings related to the status of the Interests.

Article VCovenants of the Placement Agent. The Placement Agent covenants and agrees as follows:
1.Sale of Interests. The offer and sale of the Interests shall be made solely in a manner necessary to permit the Seller to rely upon the exemption from the registration requirements of Section 5 of the 1933 Act and the corresponding Rules and Regulations (specifically, the safe harbor under Rule 506(b) of Regulation D, as promulgated under the 1933 Act), and the exemptions from registration established by the applicable “blue sky” or other state securities laws. The Placement Agent shall not publish or engage in any form of general solicitation or advertising relating to the Offering or the Interests.
2.No Additional Information. In offering the Interests for sale, the Placement Agent shall not give or provide any information or make any representation other than those contained in the Private Placement Memorandum, the sales literature or any other document provided to the Placement Agent for such purpose by the Seller.
3.Jurisdiction for Sales. The Placement Agent shall offer the Interests only in the jurisdictions in which the Placement Agent is legally qualified to so act and in which the Placement Agent has been advised by the Seller that such offers can be made.
4.Purchase Agreement. Purchase Agreements shall be submitted by the Placement Agent to the Seller only in the form that is included as an exhibit to the Private Placement Memorandum or in such other form as may be approved by the Seller. The Placement Agent understands and acknowledges that each prospective investor must execute the Investment Documents.
5.Suitability. The Placement Agent shall offer the Interests only to its clients and other persons with whom it or the Issuer, or any of its or their respective officers, directors, employees or affiliates, has a pre-existing business relationship. In offering the Interests to any person, the Placement Agent shall have reasonable grounds to believe that: (i) the person meets the “accredited investor” standards that are set forth in the Rules and Regulations and the Purchase Agreement; (ii) the information contained in each Purchase Agreement is true and correct in all material respects; and (iii) each person will be acquiring the Interests for its own account and not for the account of others. The Placement Agent will maintain, for at least six years, a record of the information obtained to determine whether an investor meets the suitability standards imposed on the offer and sale of the Interests (both at the time of the initial purchase and at the time of any additional purchases).
6.Due Diligence. Prior to offering the Interests for sale, the Placement Agent will have conducted an inquiry such that the Placement Agent has reasonable grounds to believe, based on information made available to the Placement Agent by the Seller through the Private Placement Memorandum or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the purchase of the Interests. In the event that the Placement Agent determines, based on the reasonable opinion of the Placement Agent or its counsel, that the Private Placement Memorandum, or any amendment or any supplement thereto, contains any untrue statement of fact that is material, or omits to state a fact that is material and is required to be stated therein or is necessary to make the statements therein not misleading, the Placement Agent will have an affirmative obligation to promptly advise the Seller of such.
In determining the adequacy of disclosed facts pursuant to the foregoing, the Placement Agent and each Soliciting Dealer may obtain, upon reasonable request, information on material facts relating to the Seller or the Interests.
Notwithstanding the foregoing, the Placement Agent may rely upon the results of an inquiry conducted by a Soliciting Dealer, provided that: (A) the Placement Agent has reasonable grounds to believe that such inquiry was conducted with due care; (B) the results of the inquiry were provided to the Placement Agent with the consent of the Soliciting Dealer conducting or directing the inquiry; and (C) the Soliciting Dealer that participated in the inquiry is not an affiliate of Seller.
7.Covenants of Soliciting Dealers. The Placement Agent shall require each Soliciting Dealer to execute a Soliciting Dealer Agreement.
Article VIExpenses. The Seller agrees with the Placement Agent that, whether or not the sale of Interests (or any Interest) under this Agreement is consummated, the Seller will pay:
1.all of its actual expenses incident to the performance of its obligations under this Agreement, including, but not limited to: (i) the expenses of printing the Private Placement Memorandum (and any amendment or supplement thereto), the Investment Documents and any sales literature, and the expense of furnishing such to the Placement Agent, as herein provided; (ii) the fees and expenses of counsel to the Seller as well as the fees and expenses of accountants and any other person retained to provide services to the Seller; and (iii) the fees and expenses of any filing with the “blue sky” jurisdictions or the Commission; and
2.all of the Placement Agent’s reasonable expenses in connection with the Offering, subject to the limitations contained in the Private Placement Memorandum.
Article VIIPrivacy Act. The Seller and Placement Agent shall comply with all applicable federal, state and local regulations regarding customer and consumer privacy, including Title V of the Gramm-Leach-Bliley Act. Privacy provisions of the Gramm-Leach-Bliley Act limit disclosure of customer information to uses required by law, regulation or rule, or uses consistent with the purposes for which this information was disclosed in this Agreement. “Customer information” is defined as any information contained on a customer’s application and includes all nonpublic personal information about a customer shared by the Seller or Placement Agent. Subject to the provisions of the Gramm-Leach-Bliley Act, the Seller and Placement Agent shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of customer information in their control. In the event of any improper disclosure of customer information, the party responsible agrees to immediately notify the other party or parties.

Article VIIIAnti-Money Laundering. The Seller and Placement Agent shall each comply with U.S. Department of Treasury regulations (outlined in the USA PATRIOT Act of 2001) that require reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against a government terrorist list. Further, the Seller and Placement Agent shall provide the Financial Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request. All parties shall monitor account activity to identify patterns of unusual size or volume, geographic factors, and any of the other “red flags” described in the USA PATRIOT Act of 2001 as potential signals of money laundering or terrorist financing.
Article IXConditions of Obligations. The Placement Agent’s obligations hereunder will be subject to the accuracy of the representations and warranties on the part of the Seller contained in Section 1 hereof, the accuracy of the other statements of the Seller made pursuant to the provisions hereof, to the performance by the Seller of its covenants, agreements and obligations contained in Sections  3(e), 4 and 6.
Article XIndemnification.
1.The Seller agrees to indemnify and hold harmless the Placement Agent, and each person, if any, who controls (within the meaning of the 1933 Act) the Placement Agent and any controlling person of the Placement Agent (collectively, the “Agent Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum, any amendment or supplement thereto, or any sales literature or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any breach of any representation, warranty, covenant or agreement contained in this Agreement, and shall reimburse the Agent Indemnified Parties for any legal fees, monetary penalties or other expenses reasonably incurred by any of them in connection with investigating, curing or defending against (or otherwise participating in a proceeding or investigation related to) any loss, liability, claim, damage or expense against which the Seller must indemnify any Agent Indemnified Party. However, the Seller will not be obligated to indemnify an Agent Indemnified Party for any loss, liability, claim, damage or expense pursuant to the preceding sentence that has been determined in a final judgment by a court of competent jurisdiction to have resulted from the misconduct or negligence of the Agent Indemnified Party. The foregoing indemnity agreement is in addition to any liability which the Seller may otherwise have to the Agent Indemnified Parties to any director, officer or employee of the Agent Indemnified Parties.
The Seller will not be liable under this Section 10 with respect to any claim made against any of the Agent Indemnified Parties if the Placement Agent or other applicable Agent Indemnified Party has failed to notify the Seller in writing (in the manner provided in Section 13 hereof) of the nature of the claim within a reasonable time after the assertion thereof and such failure results in material prejudice to the Seller; provided, that the failure to so notify the Seller will not relieve the Seller from any liability that the Seller would have incurred otherwise than on account of this Section 10. The Seller will be entitled to participate, at its own expense, in the defense of, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any claim or suit for which any of the Agent Indemnified Parties seek indemnification hereunder. If the Seller elects to assume said defense, such defense will be conducted by counsel chosen by it and reasonably satisfactory to the Agent Indemnified Parties.
In the event that the Seller elects to assume the defense of any such suit and retains such counsel, the Seller will not be liable under this Section 10 to the Agent Indemnified Parties in the suit for any legal or other expenses subsequently incurred by the Agent Indemnified Parties, and the Agent Indemnified Parties

will bear the fees and expenses of any additional counsel retained by the Agent Indemnified Parties unless: (i) the employment of counsel by the Agent Indemnified Party has been authorized by the Seller or (ii) the Seller will not in fact have employed counsel to assume the defense of such action, in either of which events such fees and expenses will be borne by the Seller.
Notwithstanding the foregoing provisions of this Section 10, the Seller will not be liable in any such case to the extent that any loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information relating to the Placement Agent furnished in writing by or on behalf of the Placement Agent expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto or in any sales literature. The foregoing indemnity agreement shall not inure to the benefit of any Agent Indemnified Party in respect of any alleged untrue statement, omission or alleged omission made in the Private Placement Memorandum (or any amendment or supplement thereto) or any sales literature where (i) prior to the event giving rise to such claim for indemnification the Seller notified the Placement Agent that the Private Placement Memorandum, or any amendment or supplement thereto or any sales literature, as it existed at such time, contained an untrue statement of material fact or omits to state therein a material fact required to be stated therein in order to make the statements therein not misleading; (ii) such untrue statement or omission of material fact was corrected in the Private Placement Memorandum, or any amendment or supplement thereto or any sales literature, and such corrected document was provided to the Placement Agent a reasonable amount of time in advance of the event giving rise to such claim for indemnification, (iii) such corrected document was not conveyed to the purchaser of such Interests prior to the event giving rise to such claim for indemnification and (iv) such loss, liability, claim, damage or expense would not have occurred had such corrected document been conveyed to such person as provided in clause (iii) above.
2.The Placement Agent agrees to indemnify and hold harmless the Seller, and each person, if any, who controls (within the meaning of the 1933 Act) the Seller and any controlling person of the Seller (collectively, the “Seller Indemnified Parties”), to the same extent as in the foregoing indemnity from the Seller to the Agent Indemnified Parties, but, with respect to clause (i) thereof, only with reference to statements or omissions based upon information relating to the Placement Agent furnished in writing by or on behalf of the Placement Agent expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto or in any sales literature. The Placement Agent further agrees to indemnify and hold harmless the Seller Indemnified Parties against any losses, liabilities, claims, damages or expenses to which the Seller Indemnified Parties may become subject under the securities laws of any jurisdiction insofar as the losses, liabilities, claims, damages or expenses (or actions, proceedings or investigations in respect thereof) arise by reason of an offer or sale of Interests that is effected other than in accordance with the terms hereof (a “Non-Permitted Sale”) and shall reimburse the Seller Indemnified Parties for any legal fees, monetary penalties or other expenses reasonably incurred by any of them in connection with investigating, curing or defending against any such losses, liabilities, claims, damages, actions, proceedings or investigations. The obligations of Placement Agent hereunder shall be in addition to any other obligations Placement Agent may have under applicable law to the Seller Indemnified Parties.
3.The notice provisions contained in Section 10(a) hereof, relating to notice to the Seller, will be equally applicable to the Placement Agent if the Seller Indemnified Parties seek indemnification pursuant to Section 10(b) hereof. In addition, the Placement Agent may participate in the defense, or assume the defense, of any such suit so sought under Section 10(b) hereof and have the same rights and privileges as the Seller enjoys with respect to such suits under Section 10(a) hereof.

Article XITermination of this Agreement. This Agreement may be terminated prior to the Termination Date:
1.by either party if the other party shall have failed to comply with any of the material provisions of this Agreement; or
2.by either party upon thirty (30) days advance written notice to the other party.
Termination of this Agreement pursuant to this Section 11 will be without liability of any party to any other party other than as provided in Sections 3(e), 6 and 10 hereof, which will survive such termination.
Article XIIRepresentations, Warranties and Agreements to Survive Termination Date. The rights to indemnification and exculpation contained in Section 10 hereof and all representations, warranties and agreements contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent or any person who controls the Placement Agent, or by or on behalf of the Seller, and will survive the Termination Date; provided, however, that the Seller’s obligations in Section 4(b) will terminate as of the Termination Date.
Article XIIINotices. All communications hereunder will be in writing and, will be mailed by registered mail or overnight courier, or delivered or sent by facsimile and confirmed in writing to:
if to the Seller:

[ISSUER NAME]
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Keith Lampi

if to the Placement Agent:

Inland Securities Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Suzanne L. Bond

Article XIVReference to Inland Securities Corporation. All references herein to Inland Securities Corporation or the Placement Agent hereunder will be deemed to include all successors and assigns of Inland Securities Corporation.
Article XVParties. This Agreement will inure to the benefit of and be binding upon the Placement Agent, the Seller, and, to the extent provided in Section 10 hereof, each person, if any, who controls (within the meaning of the 1933 Act) such party and any controlling person of such party, and their respective successors and assigns. This Agreement and the conditions and provisions hereof, are intended to be and will be for the sole and exclusive benefit of the parties hereto, and, to the extent provided in Section 10 hereof, each person, if any, who controls (within the meaning of the 1933 Act) such party and any controlling person of such party, and their respective successors and assigns, and for the benefit of no other person, firm or corporation, and the term “successors and assigns,” as used herein, will not include any purchaser of Interests as such.
Article XVIApplicable Law. This Agreement and any disputes relative to the interpretation or enforcement hereto will be governed by and construed under the internal laws, as opposed to, and exclusive of, the conflicts of laws provisions, of the State of Illinois.
Article XVIIEffectiveness of Agreement. This Agreement will become effective upon the Effective Date.
Article XVIIINot a Separate Entity. Nothing contained herein is intended to cause the Seller, the Placement Agent and any one or more of the Soliciting Dealers or any of them to be acting together as an association, partnership, limited liability company, unincorporated business or other separate entity.
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If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement. Your indicated acceptance thereof will constitute a binding agreement.

[ISSUER NAME], a Delaware statutory trust

By: [__________], a Delaware limited liability company, its signatory trustee

By: Inland Private Capital Corporation, a Delaware corporation, its sole member

By:    _________________________________
Keith Lampi

Title:     President and Chief Operating Officer

Date:    _________________________________

Accepted as of the date first above written:

Inland Securities Corporation, a Delaware corporation

By:
Suzanne L. Bond
Title: Senior Vice President and
Chief Compliance Officer

Date: ______________________________